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                                                                   Exhibit 10.1


                         CONSTRUCTION FUNDING AGREEMENT
                           (FIRST AMENDMENT TO LEASE)

         This CONSTRUCTION FUNDING AGREEMENT (FIRST AMENDMENT TO LEASE) (this "AMENDMENT") is made as of July 1, 1998, by and between BNP LEASING CORPORATION, a Delaware corporation ("BNPLC"), and ELECTROGLAS, INC., a Delaware corporation ("ELECTROGLAS").

                                 R E C I T A L S

         A. BNPLC and Electroglas executed a Lease Agreement dated as of March 31, 1997 (the "LEASE"), evidenced by a Short Form of Lease recorded on March 31, 1997, as Document No. 13654987 of the Official Records of Santa Clara County, California. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Lease, unless amended herein.

         B. The Lease contemplates that, following the execution by BNPLC and Electroglas of a Construction Funding Agreement, BNPLC shall provide Construction Advances as reimbursement to Electroglas for the cost of Improvements, subject to the conditions set forth in Paragraph 6 of the Lease (the "CONDITIONS TO ADVANCES"). This Amendment is intended by the parties to constitute the Construction Funding Agreement contemplated by the Lease.

         C. During the term of the Lease, Electroglas intends to construct or arrange for the construction of certain improvements (constituting the "INITIAL CONSTRUCTION PROJECT" under and as defined in the Lease), which are described in Exhibit A attached hereto. The plans and renderings for the initial Construction Project described in the attached Exhibit A, and the site plan attached to and made a part of the attached Exhibit A, (collectively, the "PROJECT RELATED CONSTRUCTION DOCUMENTS") have already been submitted to BNPLC by Electroglas for BNPLC's approval as provided by subparagraph 6(b)(i) of the Lease.

         D. To obtain funds for the Initial Construction Project, Electroglas asked BNPLC to increase the Maximum Construction Allowance available under the Lease from $0 to $43,000,000. Responding to such request, BNPLC delivered a letter agreement (the "CONSTRUCTION COMMITMENT LETTER") to Electroglas, which both BNPLC and Electroglas executed on or before dated May 21, 1998. The Construction Commitment Letter sets forth and establishes the commitment of both BNPLC and Electroglas to enter into an amendment of the Lease in order to increase the Maximum Construction Allowance to $43,000,000 and to otherwise modify the Lease as therein set forth. It is the intent of the undersigned parties that this Amendment confirm and formalize the commitments and agreements set forth in the Construction Commitment Letter.

         E. In connection with the Lease, BNPLC executed a Participation Agreement (herein so called), dated as of March 31, 1997 with BNPLC's Parent (together with any other parties that may from time to time become parties to the Participation Agreement as contemplated therein, the "PARTICIPANTS").
Section 6.1.1 of the Participation Agreement requires the Participants' consents to this Amendment, and BNPLC's Parent, as the only Participant at this time, is executing a separate agreement (the "PARTICIPATION AGREEMENT AMENDMENT") evidencing such consent contemporaneously with the execution of this Amendment.


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         NOW, THEREFORE, in consideration of the mutual covenants provided herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BNPLC and Electroglas agree as follows:

1. Amendments. As of the date of this Amendment, the Lease and, as indicated below, the Purchase Agreement and Pledge Agreement, are amended as follows:

         A. Extension of the Term and the Scheduled Designated Sale Date. The references to "FIRST BUSINESS DAY OF APRIL, 2002" in Paragraph 1 of the Lease and in the definition of "Designated Sale Date" set forth in the List of Defined Terms attached to the Lease are changed to "FIRST BUSINESS DAY OF JULY, 2003". (Also, the reference to "FIRST BUSINESS DAY OF APRIL, 2002" in the definition of "Designated Sale Date" set forth in the List of Defined Terms attached to the Purchase Agreement is changed to "FIRST BUSINESS DAY OF JULY, 2003".)

         B. Increase in the Maximum Construction Allowance; Approval of initial Construction Project. The Maximum Construction Allowance under (and as defined in) the Lease is hereby increased from $0 to $43,000,000. BNPLC acknowledges approval of the Project-Related Construction Documents as contemplated in subparagraph 6(b)(i) of the Lease, with the understanding that - as expressly provided in subparagraph 6(b)(i) - such approval shall not constitute a waiver by BNPLC of subparagraph 6(b)(v) or any other provision of the Lease.

         C. Conditions to Funding the Construction Allowance. Without limiting other Conditions to Advances already set forth in the Lease, it is agreed that:

                  (1) Funding by Participants. Subparagraph 6(c)(x) of the Lease is deleted and in lieu thereof is substituted the following:

                           (IX) FUNDING BY PARTICIPANTS. NONE OF THE
                  PARTICIPANTS OR THEIR SUCCESSORS UNDER THE PARTICIPATION AGREEMENT SHALL HAVE FAILED TO ADVANCE TO BNPLC THEIR PRO RATA SHARES OF THE CONSTRUCTION ADVANCE BEING REQUESTED. HOWEVER, ANY SUCH FAILURE SHALL EXCUSE BNPLC'S OBLIGATION TO PROVIDE THE CONSTRUCTION ADVANCE REQUESTED ONLY TO THE EXTENT OF THE FUNDS THAT THE APPLICABLE PARTICIPANT OR PARTICIPANTS SHOULD HAVE ADVANCED (BUT DID NOT ADVANCE) TO BNPLC, AND IN THE EVENT OF ANY SUCH FAILURE:

                                    a) BNPLC WILL IMMEDIATELY NOTIFY ELECTROGLAS
                           IF ANY PARTICIPANT REFUSES OR FAILS TO ADVANCE ITS PRO RATA SHARE OF ANY CONSTRUCTION ADVANCE, BUT BNPLC WILL NOT IN ANY EVENT BE LIABLE TO ELECTROGLAS FOR BNPLC'S FAILURE TO DO SO.

                                    b) BNPLC WILL, TO THE EXTENT POSSIBLE,
                           POSTPONE REDUCTIONS OF CONSTRUCTION ADVANCES BECAUSE OF THE FAILURE BY ANY ONE OR MORE PARTICIPANTS ("NONFUNDING PARTICIPANTS") TO MAKE REQUIRED ADVANCES UNDER THE PARTICIPATION AGREEMENT (A "PARTICIPANT DEFAULT") BY ADJUSTING (AND READJUSTING FROM TIME TO TIME, AS REQUIRED) THE FUNDING "PERCENTAGES" OF OTHER PARTICIPANTS, AND BY REQUESTING THE OTHER PARTICIPANTS TO MAKE ADVANCES TO BNPLC ON THE BASIS OF SUCH ADJUSTED PERCENTAGES, IN EACH CASE AS PROVIDED IN THE PARTICIPATION AGREEMENT; HOWEVER, SO LONG AS A PARTICIPANT DEFAULT CONTINUES, NO CONSTRUCTION ADVANCE SHALL BE REQUIRED THAT WOULD CAUSE THE OUTSTANDING CONSTRUCTION ALLOWANCE TO EXCEED (1) THE MAXIMUM CONSTRUCTION ALLOWANCE AVAILABLE UNDER THIS LEASE, LESS (2) ALL AMOUNTS THAT SHOULD HAVE BEEN, BUT BECAUSE OF A CONTINUING PARTICIPANT DEFAULT HAVE NOT BEEN, ADVANCED BY ANY ONE OR MORE OF THE PARTICIPANTS TO BNPLC UNDER THE PARTICIPATION AGREEMENT WITH RESPECT TO CONSTRUCTION ADVANCES.

                                    c) FURTHER, AFTER A PARTICIPANT DEFAULT, AND
                           SO LONG AS NO EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, BNPLC SHALL DO THE FOLLOWING AS REASONABLY REQUESTED BY



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                           ELECTROGLAS, PROVIDED THAT NOTHING IN THIS PROVISION
                           SHALL REQUIRE BNPLC TO TAKE ANY ACTION THAT WOULD VIOLATE APPLICABLE LAWS, THAT WOULD CONSTITUTE A BREACH OF BNPLC'S OBLIGATIONS UNDER THE PARTICIPATION AGREEMENT, OR THAT WOULD REQUIRE BNPLC TO WAIVE ANY RIGHTS OR REMEDIES IT HAS UNDER THIS LEASE, THE PURCHASE AGREEMENT, THE PLEDGE AGREEMENT OR BNPLC'S OTHER AGREEMENTS WITH ELECTROGLAS CONCERNING THE
                           PROPERTY:

                                             (1) BNPLC SHALL PROMPTLY MAKE A
                                    WRITTEN DEMAND UPON THE NONFUNDING
                                    PARTICIPANTS FOR THE CURE OF THE PARTICIPANT
                                    DEFAULT.

                                             (2) BNPLC SHALL, TO THE EXTENT
                                    BNPLC HAS THE RIGHT TO DO SO UNDER THE
                                    PARTICIPATION AGREEMENT, DECLINE TO ALLOW
                                    THE NONFUNDING PARTICIPANTS TO EXERCISE
                                    VOTING, CONSENT OR NOTIFICATION RIGHTS UNDER
                                    THE PARTICIPATION AGREEMENT.

                                             (3) BNPLC SHALL NOT UNREASONABLY
                                    WITHHOLD ITS APPROVAL FOR THE SUBSTITUTION
                                    OF ANY NEW PARTICIPANT PROPOSED BY
                                    ELECTROGLAS FOR NONFUNDING PARTICIPANTS (AND
                                    TO ACCOMPLISH THE SUBSTITUTION, BNPLC SHALL
                                    TERMINATE THE RIGHTS OF THE NONFUNDING
                                    PARTICIPANTS TO RECEIVE FURTHER PAYMENTS
                                    UNDER THE PARTICIPATION AGREEMENT PURSUANT
                                    TO SECTION 6.4 THEREOF), IF (A) THE PROPOSED
                                    SUBSTITUTION DOES NOT REQUIRE BNPLC TO WAIVE
                                    RIGHTS AGAINST THE NONFUNDING PARTICIPANTS,
                                    (B) THE NEW PARTICIPANT WILL AGREE (BY
                                    EXECUTING SUPPLEMENT TO THE PARTICIPATION
                                    AGREEMENT AS PROVIDED IN THE PARTICIPATION
                                    AGREEMENT) TO PROVIDE FUNDS TO REPLACE THE
                                    PAYMENTS THAT WOULD OTHERWISE BE REQUIRED OF
                                    THE NONFUNDING PARTICIPANTS WITH RESPECT TO
                                    FUTURE CONSTRUCTION ADVANCES, (C) THE NEW
                                    PARTICIPANT (OR ELECTROGLAS) PROVIDES THE
                                    FUNDS (IF ANY) NEEDED TO TERMINATE THE
                                    NONFUNDING PARTICIPANTS' RIGHTS TO RECEIVE
                                    PAYMENTS OF "NET CASH FLOW" (AS DEFINED IN
                                    THE PARTICIPATION AGREEMENT) THAT BNPLC WILL
                                    BE REQUIRED TO PAY THE NEW PARTICIPANT UNDER
                                    THE TERMS OF THE SUBSTITUTION REASONABLY
                                    PROPOSED BY ELECTROGLAS, (D) THE NEW
                                    PARTICIPANT (OR ELECTROGLAS) PROVIDES AND
                                    AGREES IN WRITING TO PROVIDE FUNDS NEEDED TO
                                    REIMBURSE BNPLC FOR ANY AND ALL LOSSES
                                    INCURRED BY BNPLC IN CONNECTION WITH OR
                                    BECAUSE OF THE SUBSTITUTION OF THE NEW
                                    PARTICIPANT FOR THE NONFUNDING PARTICIPANTS,
                                    INCLUDING ANY COST OF DEFENDING AND PAYING
                                    ANY CLAIM ASSERTED BY NONFUNDING
                                    PARTICIPANTS BECAUSE OF THE SUBSTITUTION
                                    (BUT NOT INCLUDING ANY LIABILITY OF BNPLC TO
                                    THE NONFUNDING PARTICIPANTS FOR DAMAGES
                                    CAUSED BY BNPLC'S BAD FAITH OR GROSS
                                    NEGLIGENCE IN THE PERFORMANCE OF BNPLC'S
                                    OBLIGATIONS TO THE NONFUNDING PARTICIPANTS),
                                    (E) THE OBLIGATIONS OF BNPLC TO THE NEW
                                    PARTICIPANT PER DOLLAR OF THE NEW
                                    PARTICIPANT'S "INVESTMENT" (IT BEING
                                    UNDERSTOOD THAT SUCH INVESTMENT WILL BE
                                    COMPUTED IN A MANNER CONSISTENT WITH THE
                                    EXAMPLES SET FORTH IN EXHIBIT A OF THE
                                    PARTICIPATION AGREEMENT, BUT NET OF
                                    REIMBURSEMENTS TO BNPLC UNDER CLAUSE (D)
                                    PRECEDING) SHALL NOT EXCEED THE OBLIGATIONS
                                    PER DOLLAR OF INVESTMENT BY THE NONFUNDING
                                    PARTICIPANTS THAT BNPLC WOULD HAVE HAD TO
                                    THE NONFUNDING PARTICIPANTS IF THERE HAD
                                    BEEN NO PARTICIPANT DEFAULT, AND (F) THE NEW
                                    PARTICIPANT SHALL BE A REPUTABLE FINANCIAL
                                    INSTITUTION HAVING A NET WORTH OF NO LESS
                                    THAN SEVEN AND ONE HALF PERCENT (7.5%) OF
                                    TOTAL ASSETS AND TOTAL ASSETS OF NO LESS
                                    THAN $10,000,000,000.00 (ALL ACCORDING TO
                                    THEN RECENT AUDITED FINANCIAL STATEMENTS).

         Further, recognizing that BNPLC will seek additional Participants to participate in the funding of the Construction Allowance, Electroglas agrees not to unreasonably withhold or delay its approval of any party that BNPLC proposes as a Participant, provided the party proposed as a Participant is a reputable financial institution having a net worth of no less than seven and one half percent (7.5%) of total assets and total assets of no less than $10,000,000,000.00 (all according to then recent audited financial statements). (As indicated in the definition of "Participant" in the List of Defined Terms attached to the Lease, such approval of Electroglas


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         will be required for any party [other than BNPLC's Parent] to become a
         Participant for purposes of the Lease.)

                  (2) Limit Dependent Upon the Collateral Percentage and the Value of Collateral Provided. Electroglas shall not be entitled to require any Construction Advance that, if paid to Electroglas, would cause the product of Stipulated Loss Value calculated immediately after such payment times the Collateral Percentage then in effect to exceed the Value (as defined in the Pledge Agreement) of all Collateral then the subject of a Qualified Pledge pursuant to (and as defined in) the Pledge Agreement.

         D. Administrative Fees. On the date hereof, and on each anniversary of the date hereof, Electroglas shall pay BNPLC an Administrative Fee under (and as defined in) the Lease. The amount of the Administrative Fees shall be as set forth under the heading "Administrative Agency Fees" in the Construction Commitment Letter. As contemplated in subparagraph 6(a)(ii) of the Lease, and subject to the other terms and conditions set forth in the Lease, Electroglas may receive reimbursement for Administrative Fees from Construction Advances.

         E. Modification and Extension Fee. Contemporaneous with the effectiveness of this Amendment, Electroglas is paying to BNPLC (or authorizing BNPLC to pay itself from a Construction Advance) a one time fee (the "MODIFICATION AND EXTENSION FEE") as provided under the heading "Upfront Fee" in the Construction Commitment Letter. BNPLC's receipt of the Modification and Extension Fee will not reduce the Stipulated Loss Value, and any income taxes payable on the Modification and Extension Fee by BNPLC shall constitute "Excluded Taxes" under the Lease, as amended hereby.

         F. Commitment Fees. From and after the date of this Amendment, Commitment Fees will accrue and be payable by Electroglas to BNPLC under the Lease, calculated as described in Subparagraph 4(g) of the Lease. The percentage to be used to calculate such fees, referenced in clause (i) of Subparagraph 4(g) of the Lease, will be .3% (30 basis points) per annum. Accrued, unpaid Commitment Fees will be due in arrears on the first Business Day of each October, January, April and July of each calendar year, beginning on the first Business Day of October, 1998. As contemplated in subparagraph 6(a)(ii) of the Lease, and subject to the other terms and conditions set forth in the Lease, Electroglas may receive reimbursement for Commitment Fees from Construction Advances.

         G. Amendment and Restatement of Schedule 2. Schedule 2 attached to the Lease is replaced in its entirety by Schedule 2 attached to this Amendment. Also, from and after the date of this Amendment, all references in the Pledge Agreement to "Schedule 2" (regardless of whether such references are followed by "attached to the Lease") shall constitute references to Schedule 2 attached to this Amendment.

         H. Carrying Costs. To provide for the accrual of Carrying Costs as contemplated in Subparagraph 6(a)(ii) of the Lease, the parties agree that:

                  (1) New Definitions. For purposes of the Lease and this
         Amendment:






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                           "BASE RENT RESUMPTION DATE" shall mean the latest
                  Base Rent Date that occurs on or before the earlier of the following dates: (a) any Failed Collateral Test Date; (b) the second anniversary of the date of this Amendment; (c) the date upon which the Outstanding Construction Allowance, plus any Qualified Payments deducted in computing the Outstanding Construction Allowance, equals or exceeds the Maximum Construction Allowance; or (d) the date upon which any notice is given by Electroglas or BNPLC to accelerate the Designated Sale Date as described in the definition of "Designated Sale Date" set forth in the List of Defined Terms attached to the Lease.

                           "BASIC CARRYING COSTS" means Carrying Costs that
                  accrue and are added to the Outstanding Construction Allowance pursuant to subsection 1.H.(2) below.

                           "CONSTRUCTION PERIOD BASE RENT" shall mean any Base
                  Rent that, if paid as provided in the Lease without abatement or reduction because of subsection 1.H.(2) below, would become due after the date of this Amendment and on or prior to the Base Rent Resumption Date.

                           "SUPPLEMENTAL CARRYING COSTS" means Carrying Costs
                  that are in addition to Basic Carrying Costs and that accrue and are added to the Outstanding Construction Allowance pursuant to subsection 1.H.(3)(B)(i) below.

                  (2) Accrual of Carrying Costs in lieu of Base Rent. Notwithstanding subparagraph 4(a) of the Lease, except as provided in subsection 1.I below, on each Base Rent Date occurring after the date of this Amendment and on or prior to the Base Rent Resumption Date, Basic Carrying Costs will accrue and be added to the Outstanding Construction Allowance in lieu of and in an amount equal to the Construction Period Base Rent that would otherwise become due on such Base Rent Date. Consistent with the foregoing, the first sentence of the definition of "BASE RENT DATE" in the List of Defined Terms attached to the Lease is modified by inserting "or upon which Carrying Costs are to be added to the Outstanding Construction Allowance" after "means a date upon which Base Rent must be paid under the Lease". Also, the definition of "ADVANCE DATE" in the List of Defined Terms attached to the Lease is modified to mean each Base Rent Date, upon which commences a Base Rent Period, falling on or after the date of this Amendment and on or prior to the Base Rent Resumption Date.

                  (3) Effective Rate Components of Base Rent and Carrying Costs.

                           (A) Explanation of Base Rent Formula. To ease the
                  administrative burden of the Lease and the Pledge Agreement, the formula set forth in subparagraph 4(b)(iv) of the Lease for calculating Base Rent reflects a reduction equal to the interest that would accrue on any Collateral required by the Pledge Agreement from time to time if the Accounts (as defined in the Pledge Agreement) bore interest at the Effective Rate. BNPLC has agreed to such reduction to provide Electroglas with the economic equivalent of periodic payments of interest on such Collateral, and in return Electroglas has agreed to the provisions of the Pledge Agreement that excuse the actual payment of interest on the Accounts. By incorporating such reduction into the formula in subparagraphs 4(b)(iv) of the Lease, and by providing for noninterest bearing Accounts in the Pledge Agreement, the parties avoid an unnecessary and cumbersome periodic exchange of equal periodic payments. However, it has never been the intent of BNPLC or Electroglas to understate Base Rent or the interest income of Electroglas for financial reporting purposes. Accordingly, for purposes of determining Electroglas's compliance



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                  with the affirmative financial covenants set forth in Schedule
                  2 attached to this Amendment, and for purposes of any financial reports that the Lease requires of Electroglas from time to time, it is expected that after the Base Rent Resumption Date Electroglas will report Base Rent as if there had been no such reduction and as if the Collateral from time to time required by the Pledge Agreement had been maintained in Accounts bearing interest at the Effective Rate.

                           (B) Adjustments to Formulas For Purposes of Carrying
                  Cost Calculations. If total Carrying Costs for any Base Rent Period during which the Collateral Percentage is greater than zero were limited only to the Basic Carrying Costs that will accrue pursuant to subsection 1.H.(2) above (calculated based upon the Base Rent formulas in the original Lease), then such total Carrying Costs would reflect the same reduction as the reduction of Base Rent described in the preceding subsection. However, unlike Base Rent, Carrying Costs will not be paid directly from Electroglas to BNPLC in periodic payments as they accrue, so a reduction of Carrying Costs cannot provide Electroglas with the economic equivalent of periodic payments of interest accruing at the Effective Rate on the Collateral. Thus, rather than agree to so limit total Carrying Costs, BNPLC and Electroglas agree as follows:

                                    (i) Basic Carrying Costs added to the
                           Outstanding Construction Allowance as described in subsection 1.H.(2) above will constitute only one of two components of total Carrying Costs accruing for any Base Rent Period prior to the Base Rent Resumption Date during which the Collateral Percentage is greater than zero. In addition to Basic Carrying Costs, a second component of Carrying Costs (i.e., Supplemental Carrying Costs) will accrue for any such Base Rent Period and be added to the Outstanding Construction Allowance on the same Base Rent Date or Dates when the Basic Carrying Costs for such period are added. Subject to subsection 1.I below, the amount of Supplemental Carrying Costs added will equal:

                           - Stipulated Loss Value on the first day of such Base Rent Period, times

                           - the Collateral Percentage for such Base Rent Period, times

                           - the Effective Rate with respect to such Base Rent Period, times

                           - the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the Supplemental Carrying costs are to be added, divided by

                           -        three hundred sixty.

                                    (ii) Each time BNPLC adds Supplemental
                           Carrying Costs to the Outstanding Construction Allowance pursuant to the preceding subsection 1.H.(3)(B)(i), BNPLC will also make a deposit into one or more Accounts (as defined in the Pledge Agreement) for Electroglas in an amount equal the Supplemental Carrying Costs so added. Such



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                           deposit will be added to and constitute Collateral
                           pledged on and subject to the terms and conditions set forth in the Pledge Agreement as if it had been deposited by Electroglas itself. Accordingly, any withdrawal from the Accounts of any such deposits by BNPLC for Electroglas will be subject to the same terms and conditions of the Pledge Agreement that apply to other Collateral. By providing for such deposits on behalf of Electroglas equal to Supplemental Carrying Costs, Electroglas will get the economic equivalent of periodic payments of interest on the Collateral as if the interest accrued from time to time at the Effective Rate. In no event, however, shall any such deposit (or any advance by a Participant to fund any such deposit) constitute a "Construction Advance" under and as defined in the Lease, it being understood that, although the Supplemental Carrying Costs used to compute the amount of such a deposit will be added to the Outstanding Construction Allowance, the deposit itself will not be added to the Outstanding Construction Allowance.

I. Limits on Accrual of Carrying Costs.

         (1) Limits Related to the Maximum Construction Allowance. In no event will the total Carrying Costs accrued and added to the Outstanding Construction Allowance on any Base Rent Date exceed the amount that can be added without causing the Outstanding Construction Allowance, plus any Qualified Payments deducted in calculating such Outstanding Construction Allowance, to exceed the Maximum Construction Allowance. If on any Base Rent Date the Basic Carrying Costs that would have accrued and been added to the Outstanding Construction Allowance, but for the preceding sentence, exceed the actual Basic Carrying Costs accrued and added to the Outstanding Construction Allowance in accordance with the preceding sentence, then such excess shall be payable as Base Rent on such Base Rent Date.

         (2) Limits Related to Funding by Participants. Notwithstanding anything in subsection 1.H.(3) above, the addition of Supplemental Carrying Costs to the Outstanding Construction Allowance on any Base Rent Date, and BNPLC's obligation in connection therewith to make a deposit for Electroglas equal to such Supplemental Carrying Costs, shall be subject to the condition that none of the Participants shall have failed to advance its pro rata share of the funds needed to make such deposits as contemplated by the Participation Agreement, as modified by the Participation Agreement Amendment. In this regard, it is understood that BNPLC will not be responsible for any Participant's breach of its obligation to make advances required by the Participation Agreement and that, without breaching the Participation Agreement, a Participant shall have the right (pursuant to Section 3.2.1 of the Participation Agreement, as modified by the Participation Agreement Amendment) to postpone any advance otherwise required of it when the following conditions remain unsatisfied:

                  (A) the condition to BNPLC's obligation to make Construction Advances set forth in subparagraph 6(c)(vi) of the Lease, to the extent that such condition is unsatisfied because of the occurrence and continuation of any Event of Default under the Lease;

                  (B) the condition to BNPLC's obligation to make Construction Advances set forth in subparagraph 6(c)(vii) of the Lease, which concerns a prior sale of the Property by BNPLC under the Purchase Agreement; and



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                  (C) the condition to BNPLC's obligation to make Construction
         Advances set forth in subparagraph 6(c)(viii) of the Lease, which concerns whether BNPLC shall have been provided with a certificate from an officer of Electroglas and whether a copy of such certificate shall have been provided to the Participants.

         J. Calculation of Unsecured Spread. As used in the Lease, "UNSECURED SPREAD" shall continue to mean one hundred thirty-five basis points (135/100 of 1%); provided, however, that if Electroglas achieves the Net Income Target (as defined in the next sentence), then the Unsecured Spread under (and as defined
in) the Lease shall thereafter be reduced during the remaining Term of the Lease to one hundred basis points (100/100 of 1%) effective as of the first Base Rent Date after Electroglas has (a) publicly released its financial statements showing that it has achieved the Net Income Target and (b) delivered such financial statements to BNPLC with a notice to BNPLC that the Net Income Target has been achieved and that Electroglas is therefore entitled to a reduction of the Unsecured Spread. As used in the preceding sentence, "NET INCOME TARGET" shall mean that the net income of Electroglas and its Subsidiaries, computed on a consolidated basis before any nonrecurring noncash charges related to acquisitions, (1) is positive in each of three consecutive fiscal quarters ending after the date of this Amendment, and (2) equals or exceeds $10,000,000 during the same three consecutive fiscal quarters.

         K. Limited Representations by BNPLC Concerning Accounting Matters. BNPLC is not expected or required to represent or warrant that this Lease or the Purchase Documents will qualify for any particular accounting treatment under GAAP. However, to permit Electroglas to determine for itself the appropriate accounting for this Lease and the Purchase Documents, BNPLC does represent to Electroglas the following as of the date of this Amendment:

                  1 Equity capital invested in BNPLC is greater than three percent (3%) of the aggregate of all lease funding amounts (including participations) of BNPLC. Such equity capital investments constitute equity in legal form and are reflected as shareholders' equity in the financial statements and accounting records of BNPLC.

                  2 BNPLC is one hundred percent (100%) owned by French American Bank Corporation, which is one hundred percent (100%) owned by BNPLC's Parent.

                  3 BNPLC leases properties of substantial value to more than fifteen tenants.

                  4 All parties to whom BNPLC has any material obligations known to BNPLC are (and are expected to be) Affiliates of BNPLC's Parent, Participants, or participants with BNPLC in other leasing deals or loans made by BNPLC, or other tenants or borrowers in such other leasing deals or loans.

                  5 BNPLC has substantial assets in addition to the Property, assets which BNPLC believes to have a value far in excess of the value of the Property.

                  6 Other than any Funding Advances provided from time to time by Participants under the Participation Agreement, BNPLC expects to obtain all Funding Advances from Banque Nationale de Paris or other Affiliates of BNPLC (including Funding Advances to cover Carrying Costs and other amounts to be capitalized as part of the Outstanding Construction Allowance, and assuming that Electroglas uses the Maximum Construction Allowance under this Lease), and to the extent that Banque Nationale de Paris or such other Affiliates themselves borrow or accept bank deposits to obtain the funds needed to provide such Funding Advances, the obligation to



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         repay such funds shall not be limited, by agreement or corporate structure, to payments collected from Electroglas or otherwise recovered from the Property.

                  7 BNPLC has not obtained residual value insurance or a residual value guarantee from any third party to ensure the recovery of its investment in the Property.

                  8 BNPLC does not presently intend to take any action during the term of this Lease that would change, or anticipate any change in, any of the facts listed above in this subparagraph.

2. Authorization of Electroglas. In connection with the increase in the Maximum Construction Allowance and other changes provided for in the preceding Part I, Electroglas shall provide to BNPLC no later than thirty days after the effective date hereof evidence (including one or more legal opinions and a certificate of Electroglas's corporate secretary) in form and substance satisfactory to BNPLC of the approval or ratification of this Amendment by Electroglas's board of directors and of the enforceability of the Lease as modified hereby.

3. Ratification; Prior Calculations. The Lease, as amended by this Amendment, is hereby ratified and confirmed in all respects. To the extent that Base Rent or other amounts have accrued under the Lease on or prior to the effective date of this Amendment, the calculation of such amounts shall not be affected by anything above.

4. Entire Agreement. The Lease, as amended hereby, and the documents and agreements referred to in the Lease set forth the entire agreement between the parties concerning the subject matter of the Lease, and no further amendment of the Lease or this Amendment shall be binding or valid unless expressed in a writing executed by both parties hereto.

5. Successors and Assigns. All of the covenants, agreements, terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, personal representatives, successors and, to the extent assignment is permitted under the Lease, their respective assigns.

6. References and Definitions in Other Documents. From and after the date of this Amendment, in all documents related to this transaction references to the "Lease" or the "Purchase Agreement" or the "Pledge Agreement" or the "Participation Agreement" are intended to mean the Lease, Purchase Agreement, Pledge Agreement or Participation Agreement, as the case may be, as amended hereby and by the Participation Agreement Amendment, unless the context of such a reference shall otherwise require. In addition, all documents related to this transaction using capitalized terms, the definitions of which terms are modified hereby, shall be deemed amended hereby to incorporate the same modifications to such capitalized terms.

7. Execution in Counterparts. To facilitate execution, this Amendment may be executed in as many identical counterparts as may be required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, shall collectively constitute a single instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



                                            BNP LEASING CORPORATION,
                                            a Delaware corporation



                                            By: /s/ Lloyd G. Cox
                                               -------------------------------
                                               Lloyd G. Cox, Vice President

[Continuation of signature pages to CONSTRUCTION FUNDING AGREEMENT (FIRST AMENDMENT TO LEASE) dated as of July 1, 1998]



                                            ELECTROGLAS, INC.,
                                            a Delaware corporation



                                            By: /s/ Armand Stegall
                                               -------------------------------
                                               Armand Stegall, Chief Financial
                                               Officer and
                                               Vice President of Finance

                                    Exhibit A

                   DESCRIPTION OF INITIAL CONSTRUCTION PROJECT



Buildings to be used for offices and manufacturing facilities, together with driveway, parking areas and other appurtenant facilities, all substantially as shown on the site plan attached to and made a part of this Exhibit.

Such buildings and appurtenant facilities will also be substantially consistent with the following:

1. Elevations of the buildings, copies of which are attached, which were previously submitted by Electroglas to BNPLC (and/or to an appraiser designated by BNPLC) to permit BNPLC to evaluate the initial Construction Project.

2. The descriptions of "Phase I" of a development project set forth in the attached excerpts taken from an appraisal prepared for BNPLC. As stated in the appraisal, such descriptions are based in part on preliminary plans and renderings dated March 26, 1997, submitted by or on behalf of Electroglas, prepared by Kenneth Rodrigues & Partners Incorporated (architect), Kier & Wright (civil engineer) and Guzzardo & Associates (landscape architect).

                         EXCERPTS FROM BNPLC'S APPRAISAL


Proposed Building Improvements

At current status, the subject property represents ... vacant industrial land. According to the available information, the entire subject site is proposed for development with a 400,000 square foot campus headquarters R&D facility.... The five-building, steel frame, two and three-story, proposed facility will include approximately 77 percent office space and 23 percent highly improved manufacturing area. It is anticipated to be of good-to-excellent overall quality, and will be in new condition upon completion. Upon completion as proposed, the subject site will provide 1,277 asphalt paved parking spaces, or approximately 3.2 spaces per 1,000 square feet of building area. The floor area ration (FAR) of the proposed facility will be 44.7 percent.

The proposed R&D facility will be constructed in two phases. As requested by the client, this appraisal only values the first planned phase (Phase I) of 263,824 square feet of building area, together with the remaining excess land with approvals for the second phase (Phase II) of 136,176 square feet of building area. Based on the overall project FAR of 44.7 percent, Phase I requires approximately 590,210 square feet of site area, with the remaining [land] considered to be vacant excess land.

The entire facility will be 100 percent HVAC served, with all interiors projected to be of high quality. The entire facility will provide approximately 73 percent high quality office space and 27 percent high quality engineering and manufacturing area.

Phase I is proposed for a four-building, steel frame, two and three-story, R&D facility, containing approximately 73 percent office space and 27 percent highly improved manufacturing area. The facility will be 100 percent HVAC served, with all interiors projected to be of high quality. The high quality of the proposed interiors is best reflected by [Electroglas's] projected interior improvements cost of $40.42 per square foot of building area for this portion of the facility....

The building foundations will reportedly be concrete slab, seismically reinforced with 30-foot pilings. Exterior walls will be combination of precast concrete panels with integral color and sandblasting; stone veneer; and tinted windows set in aluminum frames. As can be seen from [exterior elevation renderings provided by Electroglas], the facility will include extensive use of exterior windows, which is generally typical of higher quality office/R&D space. The roof will predominately comprise built-up composition material, supported by a steel beam and girder system and metal decking. Portions of the roofs will comprise either clay tile or copper shingles. The facility will be 100 percent HVAC served, and fully sprinklered, with all buildings being elevator served. Additional upper floor access will be provided by multiple stairways throughout the structures. There will be two dock high loading doors and two grade level loading doors, with additional man-doors along all building elevations.

The proposed facility is reportedly in the preliminary design phase and floor plans had reportedly not been prepared as of the date of this appraisal. The accompanying plans provide the best representation of the proposed configuration and exterior elevations of each building. The interiors of the entire facility will reportedly comprise approximately 77 percent high quality office space and 23 percent high quality engineering and manufacturing area. The Phase I portion will reportedly provide approximately 73 percent high quality office space and 27 percent high quality engineering and manufacturing area. The facility will reportedly be utilized for administrative, engineering and manufacturing functions.

Typical of higher quality office space, the office portion of the proposed subject property is anticipated to comprise high quality carpet and tile floor coverings; acoustic tile ceilings with inset flourescent lighting; painted and textured gypsum board interior walls; and multiple multi-fixture restrooms. The engineering and manufacturing portions will reportedly include acoustic tile ceilings with inset flourescent lighting.


                        Attachment to Exhibit A - Page 1

The proposed subject structures are outlined as follows:



                                                                                      Percentage
         Building                     Size (Sq. Ft.)       Percentage Office          Warehouse
         --------                     --------------       -----------------          ---------
Phase I:


A: Consumer Pavilion                       16,339                   100%                     0%

B: Prober Operations                      143,812                    50%                    50%

C: Technology Center                       88,473                   100%                     0%

D: Employee Pavilion                       15,200                   100%                     0%
                                          -------               -------                -------

Total Phase I:                            263,824                    73%                    27%

Phase II:

E: Corporate Administration                96,176                   100%                     0%

B: (Expansion)                             40,000                    50%                    50%
                                          -------               -------                -------

Total Phase II:                           136,176                    85%                    15%

Total Project                             400,000                    77%                    23%


Proposed Building A (Phase I)

Proposed subject building A is a two-story, "customer pavilion", containing 16,339 square feet of building area. The locations of this and the other proposed structures are delineated on the accompanying Site Plan. The reader is referred to the elevation plans provided in the Addenda for the best illustration of the proposed building exteriors. This building will supply demonstration and conference rooms for customers. It will include an expansive open lobby area and will be highly improved, with high quality carpeting, tile and fixtures. Upper floor access will be available via internal staircases and an elevator, in the lobby area. The upper floor will include two balconies.

Proposed Building B (Phase I)

Proposed subject building A is a two-story, "prober operations" facility, containing 143,812 square feet of building area. This building will supply ground floor manufacturing space and second floor office area, with an interior buildout of 50 percent manufacturing and 50 percent office. This building will include three internal staircases, and two freight elevators. Interior improvements will be of high quality. There will be two, dock high, loading doors and two, grade level, loading doors at the southwest corner of the structure. A punch-out will at the southeast corner of this structure will allow for a 40,000 square foot, two-story, expansion of this building as part of Phase II of the larger project.



                        Attachment to Exhibit A - Page 2

Proposed Building C (Phase I)

Proposed subject building C is a three-story, "technology center" facility, containing 88,742 square feet of building area. This building will supply 100 percent highly improved office space. this building will include one passenger elevator, one freight elevator, and two internal staircases.

Proposed Building D (Phase I)

Proposed subject building D is a two-story, "employee pavilion" facility, containing 15,200 square feet of building area. This building will also supply highly improved interior improvements, with two internal staircases, an elevator, and an open-air lobby. This structure will include office space; an employee cafeteria; an employee fitness center, and employee day-care facilities. This is considered to be typical of higher quality campus R&D developments in the current market.

Proposed Building E and Building B Expansion (Phase II - Not Appraised Herein)

Proposed subject building E is a three-story, "corporate administration" facility, containing 96,176 square feet of building area. This building will provide 100 percent highly improved office space, with two internal staircases and an elevator. The building B expansion area will consist of a two-story, 40,000 square foot, expansion to building B, at the southeast corner of the structure. The ground floor of the expansion space will be manufacturing area, while the upper floor will be office space.

Proposed Site Improvements

The orientation of the proposed building and site improvements is best illustrated by the accompanying plans. The site ... will be attractively landscaped. The western portion of the site will ultimately house asphalt paved parking areas, after the construction of Phase II of the larger project. Until that time, this portion of the site will be graded and regularly disked. The footprint area for building E of Phase II will be hydroseeded and irrigated until the building is constructed. Phase II building B expansion footprint site area will be utilized for asphalt paved surface parking until construction of the expansion building.

As can be seen from the accompanying Landscape Plan, the subject's proposed site improvements constructed as part of Phase I will be extensive. A circular walkway, with stone columns and a wood arbor, will surround waterscaping, walkways, an employee plaza, and an open lawn amphitheater. Numerous trees and shrubs will be located throughout the site. Extensive exterior lighting will also be provided throughout the site.

Vehicular access will be available via three access driveways along Silver Creek Valley Road, and three along Piercy Road. The proposed buildings will be oriented toward the approximate center of the parcel, with vehicle circulation and asphalt paved surface parking throughout all of the site perimeters, except a small portion of the northern site perimeter. The entire site will provide 1,283 asphalt paved parking areas, or 3.2 spaces per 1,000 square feet of building area (for the entire 400,000 square foot proposed campus). Regarding the subject 262,824 square foot Phase I portion of the campus, a similar parking ratio will reportedly be provided, with the remaining excess land site area (the western portion of the site) graded and disked, but otherwise unimproved. Overall, the layout of the site improvements and appearance of the landscaping will be functional for the intended office/R&D use.

 ......

The proposed R&D facility will be constructed in two phases. As requested by the client, this appraisal only values the first planned phase (Phase I) of 263,824 square feet of building area, together with the remaining excess land with approvals for the second phase (Phase II) of 136,176 square feet of building area. Based on the overall project FAR of 44.7 percent, Phase I requires approximately 590,210 square feet of site area, with the remaining 304,672 square feet of site area considered to be vacant excess land. As discussed above, this vacant land area comprises the western portion of the larger subject site.



                        Attachment to Exhibit A - Page 3

                                   Schedule 2

                               FINANCIAL COVENANTS

         This Schedule 2 is attached to and made a part of (a) the Lease Agreement (the "LEASE") dated effective March 31, 1997, between BNP Leasing Corporation, a Delaware corporation ("BNPLC") and Electroglas, Inc., a Delaware corporation ("ELECTROGLAS") and (b) the Pledge Agreement (the "PLEDGE AGREEMENT") dated effective March 31, 1997, among BNPLC, Electroglas, and Banque Nationale de Paris, as a Participant and as agent for any financial institutions that become Participants thereunder from time to time.

                             PART I - DEFINED TERMS

         In this Schedule 2, capitalized terms used but not defined herein shall have the meaning assigned to them in the Lease or the List of Defined Terms attached to the Lease; and the following capitalized terms shall have the following meanings:

         "ADJUSTED NET LOSSES" means, for any fiscal period of Electroglas, the aggregate net losses (if any) incurred during such period by Electroglas and its Subsidiaries (determined on a consolidated basis), plus the amounts (if any) which, in the determination of net loss for such fiscal period, have been deducted for non-cash charges related to acquisitions that do not exceed an aggregate, cumulative amount of fifteen percent of Electroglas' Consolidated Tangible Net Worth (measured at the end of such fiscal period).

         "ADJUSTED EBIT" means, for any accounting period, net income (or net loss) determined in accordance with GAAP, plus the amounts (if any) which, in the determination of net income (or net loss) for such period, have been deducted for (a) gross interest expense, (b) tax expense (c) rent expense under leases of property, (d) depreciation, and (e) non-cash charges related to acquisitions that do not exceed an aggregate, cumulative amount of fifteen percent of Electroglas' Consolidated Tangible Net Worth (measured at the end of such accounting period).

         "COLLATERAL TEST DATES (QUARTERLY)" shall mean the earlier of the following dates after each fiscal quarter of Electroglas ending on or after June 30, 1998: (1) the seventh Business Day after the release by Electroglas of its financial statements for the fiscal quarter; or (2) the first Business Day of the third calendar month following the end of the fiscal quarter. Thus, for example, the first Collateral Test Date (Quarterly) shall be the earlier of the seventh Business Day after Electroglas' release of its financial statements for its fiscal quarter ending June 30, 1998 or the first Business Day of September, 1998.

         "COLLATERAL TEST DATES (AFTER JUNE, 2000/SEMI-ANNUAL)" shall mean the earlier of the following dates after the latest fiscal quarter of Electroglas that ends prior to the first Business Day of every January and July, commencing with the first Business Day of July, 2000: (1) the seventh Business Day after the release by Electroglas of its financial statements for the fiscal quarter; or (2) the first Business Day of the third calendar month following the end of the fiscal quarter. Thus, for example, the first Collateral Test Date (After June, 2000/Semi-annual) shall be the earlier of the seventh Business Day after Electroglas' release of its financial statements for its fiscal quarter ending June 30, 2000 or the first Business Day of September, 2000.

         "COLLATERAL" shall have the meaning assigned to it in the body of the Pledge Agreement.



                               Schedule 2 - Page 1

         "CONSOLIDATED TANGIBLE NET WORTH" means, with respect to any Person, the excess of the total assets of such Person and its Subsidiaries (determined on a consolidated basis) over the total Liabilities of such Person and its Subsidiaries (determined on a consolidated basis); provided, however, that Intangible Assets on such date shall be excluded from any determination of consolidated total assets on such date.

         "CURRENT LIABILITIES" means, with respect to any Person, all liabilities of such Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of such Person to a date more than one year from the date of determination.

         "FISCAL YEAR 1998 COLLATERAL TEST DATES (QUARTERLY)" shall mean the first, second and third Collateral Test Dates (Quarterly). Accordingly, all Collateral Test Dates (Quarterly) prior to and including the earliest Collateral Test Date (Quarterly) to follow the fiscal quarter of Electroglas ending December 31, 1998 shall constitute Fiscal Year 1998 Collateral Test Dates (Quarterly).

         "FISCAL YEAR 1999 COLLATERAL TEST DATES (QUARTERLY)" shall mean the fourth, fifth, sixth, and seventh Collateral Test Dates (Quarterly). Accordingly, all Collateral Test Dates (Quarterly) - after the Fiscal Year 1998 Collateral Test Dates (Quarterly) - prior to and including the earliest Collateral Test Date (Quarterly) to follow the fiscal quarter of Electroglas ending December 31, 1999 shall constitute Fiscal Year 1999 Collateral Test Dates (Quarterly).

         "FIXED CHARGES" means, for any accounting period, the sum of (a) gross interest expense, plus (b) amortization of principal or debt discount in respect of all Debt during such period, plus (c) rent payable under all leases of property during such period, plus (d) taxes payable during such period.

         "INTANGIBLE ASSETS" means, as of the date of any determination thereof, the total amount of all assets of Electroglas and its consolidated Subsidiaries that are properly classified as "INTANGIBLE ASSETS" in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance and prepaid taxes and current deferred taxes which are classified on the balance sheet of Electroglas and its consolidated Subsidiaries as a current asset in accordance with GAAP and in which classification Electroglas' independent public accountants concur.

         "LIABILITIES" means, with respect to any Person, the sum (without duplication of any item) of (A) all liabilities of such Person and its Subsidiaries (determined on a consolidated basis), determined in accordance with GAAP, and (B) the obligations of such Person and its Subsidiaries (determined on a consolidated basis), contingent or otherwise, under any lease of real property or related documents (including a separate purchase agreement) which provide that such Person or its Subsidiaries must purchase or cause another to purchase any interest in the leased property and thereby guarantee a minimum residual value of the leased property to the lessor. For purposes of this definition (and for purposes of determining the amount of "Debt" relevant to any requirements established by this Schedule 2), the amount of the obligations described in clause (B) of the preceding sentence with respect to any lease classified according to GAAP as an "operating lease," shall equal the sum of (1) the present value of rentals and other



                               Schedule 2 - Page 2
         minimum lease payments required in connection with such lease [calculated in accordance with FASB Statement 13 and other GAAP relevant to the determination of the whether such lease must be accounted for as an operating lease or capital lease], plus (2) the fair value of the property covered by the lease; provided, however, that such amount shall not exceed the price for which the lessee can purchase the leased property pursuant to any valid ongoing purchase option if, upon such a purchase, the lessee shall be excused from paying rentals or other minimum lease payments that would otherwise accrue after the purchase.

         "LONG-TERM INVESTMENTS" means those investments described below (to the extent that they are not classified as short term investments in accordance with GAAP), provided that such investments shall have maturities of not longer than two years, and shall be rated not less than A- by Standard & Poor's Corporation or less than A by Moody's Investors Service, Inc.:

                  (1) Securities issued or fully guaranteed or fully insured by the United States government or any agency thereof and backed by the full faith and credit of the United States;

                  (2) Certificates of deposit, time deposits, eurodollar time deposits, repurchase agreements, or banker's acceptances that are issued by either one of the 50 largest (in assets) banks in the United States or by one of the 100 largest (in assets) banks in the world; and

                  (3) Notes and municipal bonds.

         "MANDATORY COLLATERAL PERIODS" means periods during which, notwithstanding any contrary designation of a Collateral Percentage by Electroglas under the Pledge Agreement, the Collateral Percentage for purposes of the Pledge Agreement shall be one hundred percent (100%), determined as set forth in Part III of this Schedule 2.

         "POST-FISCAL YEAR 1998 COLLATERAL TEST DATES (QUARTERLY)" shall mean all Collateral Test Dates (Quarterly) after the Fiscal Year 1998 Collateral Test Dates (Quarterly).

         "POST-FISCAL YEAR 1999 COLLATERAL TEST DATES (QUARTERLY)" shall mean all Collateral Test Dates (Quarterly) after the Fiscal Year 1999 Collateral Test Dates (Quarterly).

         "QUICK ASSETS" means the sum (without duplication of any item) of the Collateral held subject to a Qualified Pledge under and as defined in the Pledge Agreement, plus unencumbered cash, plus unencumbered short term cash investments, plus other unencumbered marketable securities which are classified as short term investments according to GAAP, plus the fair market value of unencumbered Long-Term Investments, plus unencumbered current net accounts receivable.


                PART II - FINANCIAL COVENANTS FOR LEASE AGREEMENT

1. Quick Ratio. Electroglas shall maintain a ratio of (a) Quick Assets of Electroglas and its Subsidiaries (determined on a consolidated basis) to (b) Current Liabilities of Electroglas and its Subsidiaries (determined on a consolidated basis), of not less than 2.50 to 1.00.

2. Maximum Ratio of Liabilities to Tangible Net Worth. Electroglas shall maintain a ratio of (a) the Liabilities of Electroglas to (b) the Consolidated Tangible Net Worth of Electroglas, of not less than 0.70 to 1.00.



                               Schedule 2 - Page 3

3. Minimum Tangible Net Worth. Electroglas shall not permit its Consolidated Tangible Net Worth, at the end of any fiscal quarter of Electroglas, to be less than the sum of: (a) eighty-five percent of the Consolidated Tangible Net Worth of Electroglas as of March 31, 1998; plus (b) seventy-five percent of Electroglas' net income (computed without deduction for net losses in any fiscal quarter) earned in each fiscal quarter of Electroglas after March 31, 1998; plus (c) one-hundred percent of the net proceeds of sales of stock in Electroglas after March 31, 1998; less (d) non-cash charges relating to acquisitions after March 31, 1998 that do not exceed an aggregate, cumulative amount of fifteen percent of Electroglas' Consolidated Tangible Net Worth at the end of such fiscal quarter.

4. Minimum Unencumbered Cash, Cash Equivalents and Collateral. Electroglas shall not permit the sum (without duplication of any item) of the Collateral held subject to a Qualified Pledge under and as defined in the Pledge Agreement, plus, to the extent unencumbered, the total of all cash, short term cash investments and marketable securities classified as short term investments according to GAAP of Electroglas and its Subsidiaries (determined on a consolidated basis) to be less than $40,000,000 prior to the first Business Day of July, 2000.


                PART III - TESTS FOR MANDATORY COLLATERAL PERIODS

1 Minimum Ratio of Unencumbered Cash and Cash Equivalents to Debt. The period commencing on any Collateral Test Date (After June, 2000/Semi-annual), and ending on the next Collateral Test Date (After June, 2000/Semi-annual), shall constitute a Mandatory Collateral Period if, at the end of the latest fiscal quarter of Electroglas ending before such period, Electroglas shall have failed to maintain a ratio of (a) the sum (without duplication of any item) of the Collateral held subject to a Qualified Pledge under and as defined in the Pledge Agreement, plus, to the extent unencumbered, the total of all cash, short term cash investments and marketable securities classified as short term investments according to GAAP of Electroglas and its Subsidiaries (determined on a consolidated basis) to (b) Debt of Electroglas and its Subsidiaries (determined on a consolidated basis), of at least 2.00 to 1.00.

2 Maximum Ratio of Debt to Tangible Net Worth. The period commencing on any Collateral Test Date (After June, 2000/Semi-annual), and ending on the next Collateral Test Date (After June, 2000/Semi-annual), shall constitute a Mandatory Collateral Period if, at the end of the latest fiscal quarter of Electroglas ending before such period, Electroglas shall have failed to maintain a ratio of (a) Debt of Electroglas and its Subsidiaries (determined on a consolidated basis) to (b) Consolidated Tangible Net Worth of Electroglas, of no more than 0.40 to 1.00.

3 Maximum Net Loss During the Four Fiscal Quarters in the 1998 Fiscal Year. The period commencing on each Fiscal Year 1998 Collateral Test Date (Quarterly) and ending on the next Collateral Test Date (Quarterly) shall constitute a Mandatory Collateral Period if, in the fiscal quarter or quarters of Electroglas ending after January 1, 1998 and before such period, Electroglas has incurred cumulative Adjusted Net Losses in excess of $10,000,000.

4 Maximum Net Loss During Subsequent Fiscal Quarters. The period commencing on any Post-Fiscal Year 1998 Collateral Test Date (Quarterly), and ending on the next Collateral Test Date (Quarterly), shall constitute a Mandatory Collateral Period if either (a) during each of the two latest fiscal quarters of Electroglas ending before such period, Electroglas shall have incurred Adjusted Net Losses of any amount in each such quarter, or (b) during the latest fiscal quarter of Electroglas ending before such period, Electroglas shall have incurred an Adjusted Net Loss



                                    Schedule 2 - Page 4
         greater than five percent of Electroglas' Consolidated Tangible Net Worth as of the beginning of such period.

5 Maximum Fixed Charge Coverage Ratio During the Four Fiscal Quarters in the 1999 Fiscal Year. The period commencing on each Fiscal Year 1999 Collateral Test Date (Quarterly), and ending on the next Collateral Test Date (Quarterly), shall constitute a Mandatory Collateral Period if Electroglas shall have failed to maintain a ratio of (a) cumulative Adjusted EBIT of Electroglas and its Subsidiaries (determined on a consolidated basis), in the fiscal quarter or quarters of Electroglas ending after January 1, 1999 and before such period, to (b) cumulative Fixed Charges of Electroglas and its Subsidiaries (determined on a consolidated basis) for the same fiscal quarter or quarters, of at least 2.00 to 1.00.

6 Minimum Fixed Charge Coverage Ratio in Subsequent Fiscal Quarters. The period commencing on each Post-Fiscal Year 1999 Collateral Test Date (Quarterly) and ending on the next following Collateral Test Date (Quarterly), shall constitute a Mandatory Collateral Period if Electroglas shall have failed to maintain a ratio of (a) cumulative Adjusted EBIT of Electroglas and its Subsidiaries (determined on a consolidated basis) for the four latest fiscal quarters ending before such period, to (b) cumulative Fixed Charges of Electroglas and its Subsidiaries (determined on a consolidated basis) for the same four fiscal quarters, of at least 2.00 to 1.00.








                                    Schedule 2 - Page 5

                                                               [BNP/Electroglas]



                             MODIFICATION AGREEMENT
                  (FIRST AMENDMENT TO PARTICIPATION AGREEMENT)

         This MODIFICATION AGREEMENT (FIRST AMENDMENT TO PARTICIPATION AGREEMENT) (this "AMENDMENT") is made as of July 1, 1998, by and between BNP LEASING CORPORATION, a Delaware corporation ("BNPLC"), and BANQUE NATIONALE DE PARIS, SAN FRANCISCO BRANCH ("PARTICIPANT").

                                 R E C I T A L S

         A. BNPLC and Electroglas, Inc., a Delaware corporation ("ELECTROGLAS") executed a Lease Agreement dated as of March 31, 1997 (the " LEASE"). Pursuant to the Lease, BNPLC has leased to Electroglas the property described therein (all real and personal property covered from time to time by the Lease is hereinafter collectively called the "LEASED PROPERTY"). The Lease provides for a "CONSTRUCTION ALLOWANCE" (as defined in the Lease) to be funded by BNPLC for the construction of improvements, all as more particularly provided therein.

         B. BNPLC and Electroglas have also entered into a Purchase Agreement dated as of March 31, 1997 (the "PURCHASE AGREEMENT"), pursuant to which Electroglas has agreed to purchase or arrange for the purchase of the Leased Property as more particularly provided therein. BNPLC, Electroglas and Banque Nationale de Paris, San Francisco Branch have also entered into a Pledge Agreement dated as of March 31, 1997 (the "PLEDGE AGREEMENT"), pursuant to which Electroglas has agreed to provide cash collateral for its obligations under the Purchase Agreement as more particularly provided therein. (The Lease Agreement, the Purchase Agreement and the Pledge Agreement are herein collectively called the " UNDERLYING DOCUMENTS").

         C. BNPLC and Participant have executed a Participation Agreement dated as of March 31, 1997 ( the "PARTICIPATION AGREEMENT") evidencing Participant's agreement to participate with BNPLC in certain of the risks and rewards to BNPLC of the Underlying Documents. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Participation Agreement.

         E. BNPLC and Electroglas wish to enter into a Construction Funding Agreement (First Amendment to Lease) dated of even date herewith (the "FIRST LEASE AMENDMENT"), amending the Lease in order to, among other things, increase the Maximum Construction Allowance to $43,000,000.

         NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BNPLC and Participant, agree as follows:

I. Consent and Agreement of Participant. Participant hereby consents to the execution and delivery of the First Lease Amendment, and in connection therewith agrees to the following modifications to the Participation Agreement:

                  A. Replacement of Schedule 1. The SCHEDULE 1 attached hereto is substituted for and will replace SCHEDULE 1 attached to the Participation Agreement. By such substitution (A) Participant's "Percentage" under and as defined in the Participation Agreement is being increased from 85% to 95%, and (B) the maximum amount of Participant's participation under the Participation Agreement is being increased from $10,200,000 to $53,250,000. Consistent with the increase of Participant's Percentage from 85% to 95%, Participant is delivering a payment to BNPLC contemporaneously with the execution of this Amendment equal to 10% of Stipulated Loss Value as of the date of this Amendment.

                  B. Funding of Collateral Deposits Required in connection with Supplemental Carrying Costs. To provide for the funding of deposits for Electroglas equal to Supplemental Carrying Costs as provided in the First Lease Amendment, all references in the original Participation Agreement to "Construction Advance" or "Construction Advances" are changed to "Construction Related Advance" and "Construction Related Advances", respectively, and the following new definition is inserted as a new Section 1.1A into the Participation Agreement:

                           1.1A "CONSTRUCTION RELATED ADVANCE" MEANS (1) ANY
                  CONSTRUCTION ADVANCE UNDER AND AS DEFINED IN THE LEASE, AND
                  (2) ANY DEPOSIT OF FUNDS INTO THE ACCOUNTS (AS DEFINED IN THE PLEDGE AGREEMENT) BY BNPLC FOR ELECTROGLAS AS PROVIDED IN
                  SECTION 1.H.(3) OF THE FIRST LEASE AMENDMENT.

                  B. Replacement of Section 14.1. Section 14.1 of the Participation Agreement, which concerns assignments by Participants, is amended and restated in its entirety to read as follows:

                           14.1 BY THE PARTICIPANTS GENERALLY. EXCEPT AS
                  EXPRESSLY PROVIDED BELOW, NO PARTICIPANT SHALL ASSIGN OR ATTEMPT TO ASSIGN ANY INTEREST IN OR RIGHTS UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF BNPLC, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD SO LONG AS THE PARTICIPANT REQUESTING THE APPROVAL IS NOT IN DEFAULT HEREUNDER; PROVIDED, THIS PROVISION SHALL NOT PREVENT A PARTICIPANT FROM TRANSFERRING ITS RIGHTS HEREUNDER TO ITS AFFILIATES OR TO ANY OTHER PARTICIPANTS WHO ARE ALREADY PARTIES TO THIS AGREEMENT. NOTWITHSTANDING ANY PERMITTED ASSIGNMENT BY A PARTICIPANT, IF THE ASSIGNMENT IS TO ANY PERSON THAT DOES NOT QUALIFY AS A "PARTICIPANT" FOR PURPOSES OF THE LEASE ITSELF (WHICH, AS MORE PARTICULARLY PROVIDED IN THE DEFINITION OF PARTICIPANT IN THE LEASE, MAY REQUIRE THE WRITTEN APPROVAL OF SUCH PERSON BY ELECTROGLAS), SUCH PARTICIPANT'S OBLIGATIONS UNDER THIS AGREEMENT SHALL REMAIN UNCHANGED, SUCH PARTICIPANT SHALL REMAIN PRIMARILY RESPONSIBLE FOR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, AND BNPLC MAY CONTINUE TO DEAL SOLELY AND DIRECTLY WITH SUCH PARTICIPANT IN CONNECTION WITH ALL RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT. IN THE EVENT, HOWEVER, OF A PERMITTED ASSIGNMENT BY A PARTICIPANT TO A PERSON THAT DOES QUALIFY AS A "PARTICIPANT" FOR PURPOSES OF THE LEASE ITSELF, ACCOMPLISHED BY THE EXECUTION OF APPROPRIATE PARTICIPATION AGREEMENT SUPPLEMENTS AS HEREIN PROVIDED, THE ASSIGNING PARTICIPANT SHALL NOT BE LIABLE FOR ANY FAILURE BY THE ASSIGNEE TO FULFILL THE OBLIGATIONS ASSUMED HEREUNDER BY THE ASSIGNEE BY REASON OF SUCH ASSIGNMENT.

                  C. Change in Minimum Hold Percentage of BNPLC and its Affiliates. The reference in the proviso at the end of the second sentence of Section 14.2 of the Participation Agreement to "twenty-five percent (25%)" is changed to "three percent (3%)", such that the proviso will now read as follows:

                  ; PROVIDED, THAT THE ASSIGNMENT OF PARTICIPATIONS BY BNPLC SHALL NOT REDUCE THE SUM OF THE PERCENTAGES OF BNPLC AND ITS AFFILIATES TO LESS THAN THREE PERCENT (3%).

II. Ratification. Participant hereby ratifies and confirms in all respects the Participation Agreement as amended hereby, and agrees that its obligations and covenants thereunder shall continue in full force and effect with respect to the Underlying Documents as amended by the First Lease Amendment.

III. Fees Excluded From Net Cash Flow. Neither the Administrative Fees nor the Modification and Extension Fee (both as described in the First Lease Amendment) will constitute Net Cash Flow for purposes of the Participation Agreement.

IV. Entire Agreement. The Participation Agreement, as amended hereby, and the documents and agreements referred to therein, set forth the entire agreement between the parties concerning the subject matter of the Participation Agreement, and no further amendment of the Participation Agreement or this Amendment shall be binding or valid unless expressed in a writing executed by both parties hereto.

V. Successors and Assigns. All of the covenants, agreements, terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, personal representatives, successors and, to the extent assignment is permitted under the Participation Agreement, their respective assigns.

VI. References to the Participation Agreement. From and after the date of this Amendment, all references to the "Participation Agreement" in other documents related to this transaction are intended to mean the Participation Agreement as amended hereby, unless the context shall otherwise require.

VII. Execution in Counterparts. To facilitate execution, this Amendment may be executed in as many identical counterparts as may be required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, shall collectively constitute a single instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                             BNPLC:

                                             BNP LEASING CORPORATION,
                                             a Delaware corporation



                                             By: /s/ Lloyd G. Cox
                                                ------------------------------
                                                Lloyd G. Cox, Vice President

[Continuation of signature pages to MODIFICATION AGREEMENT (FIRST AMENDMENT TO PARTICIPATION AGREEMENT) dated as of July 1, 1998]



                                                PARTICIPANT:

                                                BANQUE NATIONALE DE PARIS,
                                                SAN FRANCISCO BRANCH




                                             By: /s/ Jennifer Cho
                                                ------------------------------
                                                Jennifer Cho, Vice President



                                             By: /s/ William J. La Herran
                                                ------------------------------
                                                William J. La Herran,
                                                Assistant Vice President